Exhibit 10.20
SUMMARY OF DIRECTOR COMPENSATION
     Directors who are not employees of Black Box Corporation (the “Company”) receive directors’ fees of $7,500 per annum, paid quarterly, and an additional fee of $375 for each meeting of the Board of Directors attended in person. The Chairman of the Board also receives an annual fee of $60,000, paid quarterly. Non-employee directors also may receive grants of stock options or stock appreciation rights under the 1992 Director Stock Option Plan, as amended (the “Director Plan”). During Fiscal 2006, non-employee directors were each granted an option to purchase 7,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) under the Director Plan at an exercise price of $39.77 per share, the fair market value of the Common Stock on the date of grant of the options.
     Members of the Audit Committee of the Board of Directors receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by telephone. The Chairman of the Audit Committee also receives an annual fee of $6,000, paid quarterly.
     In addition, the Company maintains directors’ and officers’ liability insurance. Directors also are reimbursed customary expenses for attending meetings of the board of directors, board committees and stockholders.